Exhibit 10.2
AMENDMENT NO. 1 TO
THE PARK CITY GROUP, INC.
SECOND AMENDED AND RESTATED
2011 EMPLOYEE STOCK PURCHASE PLAN

WHEREAS, the Board of Directors and stockholders of Park City Group, Inc. (the “Company”) have adopted the Park City Group, Inc. Second Amended and Restated 2011 Employee Stock Purchase Plan (the “Plan”);

WHEREAS, pursuant to the terms and conditions of the Plan, a total of 200,000 shares of the common stock, par value $0.01 per share, of the Company (the “Common Stock”) have been reserved for issuance under the Plan;

WHEREAS, the Company desires to increase the number of shares issuable under the Plan to 300,000 shares; and

WHEREAS, the Plan permits the Company’s Board of Directors to amend the Plan from time to time to increase the number of shares of Common Stock authorized for issuance under the Plan.

NOW, THEREFORE, the following amendments and modifications are hereby made a part of the Plan:

1.   The fourth paragraph of the Plan, appearing under the heading “Number of Shares Available for Issuance Under the Plan,” shall be, and hereby is, amended to increase the aggregate number of shares of Common Stock issuable thereunder to 300,000, and such section is thereby to read as follows:

“The total number of shares of Common Stock that may be issued under the terms of the Plan is 300,000; provided, however, this Plan may be amended by the Board of Directors to increase the number of shares of Common Stock available for issuance under the Plan.”

2.   In all other respects, the Plan, as amended, is hereby ratified and confirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has executed this Amendment No. 1 to the Park City Group, Inc. Second Amended and Restated 2011 Employee Stock Purchase Plan as of August 3, 2017.

PARK CITY GROUP, INC.

By: /s/ Randall K. Fields
Name: Randall K. Fields Title: Chief Executive Officer